UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 2, 2019

Lattice Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 SW Fifth Ave, Suite 700

Portland, Oregon 97204

(Address of principal executive offices, including zip code)

(503) 268-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 or the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Lattice Semiconductor Corporation (the “Company”) announced that Ms. Sherri Luther has been appointed to serve as Corporate Vice President and Chief Financial Officer, effective January 2, 2019. A copy of the press release is furnished hereto as Exhibit 99.1. Mr. Max Downing, who had been serving as the Chief Financial Officer of the Company, departed effective December 28, 2018.

Ms. Luther, 53, brings to the role 29 years of strategic and financial operations experience, with an expertise in financial reporting, forecasting, SOX compliance, M&A, operations and global supply chain management. Over the last 16 years, she has been a senior financial executive at Coherent Inc., most recently serving as Corporate Vice President of Finance. Prior to Coherent, Ms. Luther held a number of senior finance and accounting positions at companies including Quantum, Ultra Network Technologies and Arthur Andersen. Ms. Luther is a Certified Public Accountant (CPA) and holds a Bachelor of Business Administration, with a dual major in Accounting and Finance, from Wright State University.

In connection with Ms. Luther’s appointment, the Company entered into an Employment Agreement with Ms. Luther (the “Employment Agreement”), effective January 2, 2019 (the “Effective Date”) that sets forth certain terms related to her employment. The terms of the Employment Agreement are summarized below, and the foregoing summary is qualified in its entirety by reference to the Employment Agreement, which is filed hereto as Exhibit 10.1 and incorporated by reference herein.

Salary. As of the Effective Date, Ms. Luther will receive a base salary at an annual rate of $345,000.

Annual Incentive. Ms. Luther will be eligible to participate in a Cash Incentive Plan established by the Company (the “CIP”). Under the CIP, Ms. Luther will be eligible for an annual incentive bonus of 65% of her annual base salary, or such higher figure as the Compensation Committee (the “Committee”) of the Board may select (the “Target Bonus”) upon the achievement of specific milestones to be established by the Committee (the “Target Amount Milestones”). Upon superior achievement of the Target Amount Milestones, Ms. Luther may earn a maximum annual incentive bonus of up to 130% of her annual base salary. For fiscal year 2019, the Target Amount Milestones for Ms. Luther will be the same as those applicable to the other senior executives of the Company.

Sign-on Bonus. Within 30 days of the Effective Date, Ms. Luther will receive a sign-on bonus of $200,000. Ms. Luther will be required to refund the net (after tax) amount of the sign-on bonus to the Company if she voluntarily terminates her employment or is terminated for Cause (as defined in the Employment Agreement) within the first twenty-four months following the Effective Date.

Equity Grants. As of the Effective Date, Ms. Luther will be granted the following equity awards:

(i) Time-Based Award. An award with respect to shares of the Company’s common stock, with the type of award to be restricted stock units. The number of units granted will be determined by dividing $950,000 by the average closing price of the Company’s common stock over a 30-day period prior to the grant (the “Average Price”). The Time-Based Awards will vest and become exercisable or payable at a rate of 25% of the shares on the first anniversary of the Effective Date and 6.25% of the shares quarterly thereafter.

(ii) Market Performance (TSR) Based Award. An award of restricted stock units with a value of $950,000 calculated based on a Monte-Carlo simulation that will vest and become payable over a three-year period based upon the total shareholder return (TSR) of the Company relative to the PHLX Semiconductor Sector Index, with 100% of the units vesting at the 50th percentile and a multiplier to 200% of the units vesting at 75th percentile achievement, zero vesting if relative TSR is below the 25th percentile, and vesting scaling linearly for achievement between the 25th and 75th percentile.

The equity awards will be granted subject to the terms and conditions of the Company’s stockholder approved equity compensation plan (the “Plan”) and standard grant documents, to the extent consistent with the terms and conditions of the Employment Agreement. Accelerated vesting may occur pursuant to the terms of the Employment Agreement or the Plan. Ms. Luther will be eligible for additional equity grants in accordance with Company guidelines, at times and in amounts to be determined by the Committee.

Employee Benefits. Ms. Luther is entitled to vacation in accordance with the Company’s standard vacation policy and is eligible to participate in any employee benefit plans or arrangements on no less favorable terms than for other Company executives.

Severance. In the event of an “Involuntary Termination” (as defined in the Employment Agreement) of Ms. Luther’s employment, the Company will pay Ms. Luther an amount equal to (i) 1.0 times Ms. Luther’s then annual base salary, plus an amount equal to the cash incentive payment that Ms. Luther would have earned pursuant to the Employment Agreement during the year of termination and (ii) up to twelve months of premiums under COBRA.

If there is an Involuntary Termination of Ms. Luther’s employment, and such termination occurs immediately prior to a Change in Control (as defined in the Employment Agreement) or within 24 months following the Change in Control, then Ms. Luther will immediately fully vest in all of her outstanding equity awards, with any performance based equity grants vesting at the target amount of the grant. The severance benefits will be subject to Ms. Luther entering into (and not subsequently revoking) a separation agreement and release of claims and agreeing to certain non-solicitation and non-disparagement provisions that would be in effect for 12 months following her termination date.

Excise Tax. In the event that the severance payments and other benefits payable to Ms. Luther constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Ms. Luther’s severance and other benefits shall be either (i) delivered in full, or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Ms. Luther on an after-tax basis of the greatest amount of benefits.

Other than the Employment Agreement with the Company as described herein, there is no arrangement or understanding between Ms. Luther and any other person pursuant to which she was selected as an officer of the Company. There is no family relationship between Ms. Luther and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, effective January 2, 2019.

99.1	Press Release, dated January 2, 2019 (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

Date: January 2, 2019	By:	/s/ Byron W. Milstead
Byron W. Milstead Corporate Vice President, General Counsel and Corporate Secretary